Exhibit 99.1

MEREDITH CORPORATION MOURNS THE PASSING OF E.T.MEREDITH III

DES MOINES, IA (February 4, 2003) - Meredith Corporation announced today that E.T. Meredith III, Chairman of the company's Executive Committee of the Board of Directors, passed away yesterday. Mr. Meredith, 69, was the grandson of Meredith Corporation founder E.T. Meredith.

"Our heartfelt condolences go out to the Meredith family at this difficult time," said Meredith Chairman and CEO William T. Kerr. "Ted Meredith was a guiding force in building Meredith Corporation into the successful company it is today. More importantly, he was a caring husband and father, and a good friend. He will be deeply missed."

Mr. Meredith is survived by his wife, Katie; a son, E.T. (Tom) Meredith IV; a daughter, Mell Meredith Frazier; and eight grandchildren.

Born in Chicago on February 7, 1933, Mr. Meredith went to work for Meredith Corporation in 1956 following a three-year stint in the U.S. Army's Security Agency in Germany. He progressed through a series of management positions in the company's magazine, book and printing groups, and was elected to the Meredith Board in 1966. In 1971, he was elected President and CEO, and served as Chairman of the Board from 1973 until 1988, when he became Chairman of the Executive Committee.

Mr. Meredith was active in the Des Moines community, serving in numerous leadership positions, including the Drake University Board of Governors, and as a director of the Iowa Natural Heritage Foundation; Ding Darling Foundation; and Dowling/St. Joseph Foundation. He also was a trustee of the C.M. Russell Museum in Great Falls, MT.

Meredith Corporation (NYSE:MDP; www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, interactive media and brand licensing. Together, Meredith media properties reach more than 75 million Americans each month.